UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

May 16, 2006

CORTEX PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-16467	33-0303583
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S Employer Identification No.)

15241 Barranca Parkway Irvine, California	92618
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (949) 727-3157

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On May 16, 2006, Cortex Pharmaceuticals, Inc., a Delaware corporation (the “Company”), entered into an Amendment to Consulting Agreement (the “Amendment”) with Gary D. Tollefson, M.D., Ph.D., which amends that certain Consulting Agreement by and between the Company and Dr. Tollefson dated April 16, 2004 (the “Consulting Agreement”). Pursuant to the terms and conditions of the Consulting Agreement, Dr. Tollefson consults with and renders to the Company services relating to the clinical development of AMPAKINE® compounds developed by the Company. Dr. Tollefson also serves on the Company’s Board of Directors.

The Amendment amends Section 2 of the Consulting Agreement by extending the term of the Consulting Agreement from 24 months to 36 months, unless earlier terminated as set forth in the Consulting Agreement. In addition, the Amendment amends Section 3 of the Consulting Agreement by providing that the Company shall pay Dr. Tollefson $6,000 per calendar month for two eight-hour days of service provided to the Company during each such month. Prior to the Amendment, the Company paid Dr. Tollefson $9,000 per calendar month for three eight-hour days of service during each such month.

The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the Amendment, which is attached hereto as Exhibit 10.84.1 and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description
10.95	Amendment dated May 16, 2006 to Consulting Agreement dated April 16, 2004 between Cortex Pharmaceuticals, Inc. and Gary D. Tollefson, M.D., Ph.D.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CORTEX PHARMACEUTICALS, INC.

Date: May 22, 2006	By:	/s/ Maria S. Messinger
Maria S. Messinger
Vice President, Chief Financial Officer and Corporate Secretary

EXHIBIT INDEX

Exhibit Number	Description
10.95	Amendment dated May 16, 2006 to Consulting Agreement dated April 16, 2004 between Cortex Pharmaceuticals, Inc. and Gary D. Tollefson, M.D., Ph.D.